Exhibit (a)(5)(A)

BBX Capital, Inc. Announces Preliminary Results of Tender Offer

FORT LAUDERDALE, Florida – July 12, 2021 – BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) announced today the preliminary results of its cash tender offer to purchase up to 3,500,000 shares of its Class A Common Stock at a purchase price of $8.00 per share. The tender offer expired at 5:00 P.M., New York City time, on Friday, July 9, 2021.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, a total of 1,420,481 shares of BBX Capital’s Class A Common Stock were properly tendered and not withdrawn, including 20,796 shares that were tendered by notice of guaranteed delivery. In accordance with the terms and conditions of the tender offer, BBX Capital expects to purchase all 1,420,481 shares tendered for an aggregate price of approximately $11.4 million, excluding fees and expenses relating to the tender offer. The shares expected to be purchased represent approximately 9.5% of the issued and outstanding shares of BBX Capital’s Class A Common Stock and 7.6% of BBX Capital’s total issued and outstanding equity, which includes the issued and outstanding shares of BBX Capital’s Class B Common Stock. Based on the preliminary number of shares expected to be purchased, BBX Capital will following the purchase have 17,300,109 shares of Common Stock issued and outstanding consisting of 13,606,513 shares of its Class A Common Stock and 3,693,596 shares of its Class B Common Stock.

The number of shares of BBX Capital’s Class A Common Stock expected to be purchased in the tender offer and the aggregate purchase price for the shares indicated above are preliminary and subject to final confirmation by the Depositary and the proper delivery of shares tendered, including shares tendered pursuant to the guaranteed delivery procedure. The final results of the tender offer will be announced, and payment for shares of BBX Capital’s Class A Common Stock accepted for purchase in the tender offer will commence, promptly following completion of the confirmation process. It is expected that the final results of the tender offer will be announced and payment for shares accepted in the tender offer will commence by Thursday, July 15, 2021. Any shares tendered in the tender offer but not accepted for purchase (e.g., due to irregularities, defects, or tenders otherwise determined by BBX Capital to be invalid) will be promptly returned to tendering shareholders following completion of the confirmation process.

Shareholders who have questions or would like additional information about the tender offer may contact the Information Agent for the tender offer, Laurel Hill Advisory Group, LLC, toll-free at (888) 742-1305.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact: Kip Hunter, Kip Hunter Marketing,

954-303-5551, Email: kip@kiphuntermarketing.com

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This press release contains forward-looking statements. All opinions, forecasts, projections, future plans, and other statements, other than statements of historical fact, are forward-looking statements. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and involve risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release, including that the results of the tender offer announced in this press release are preliminary and are subject to adjustment and final confirmation. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, results, and financial condition of the Company and its subsidiaries, and the ownership of the Company’s stock, detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which may be viewed on the SEC’s website at www.sec.gov and in the “About—Investor Relations” section of the Company’s website at www.bbxcapital.com. The Company cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made.